UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MEDLEY CAPITAL CORPORATION

(Name of the Registrant as Specified in its Charter)

Marathon Asset Management L.P.

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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On March 6, 2019, Marathon Asset Management L.P. issued a press release (the “Press Release”). A copy of the full text of the Press Release is included below.

Marathon Urges Stockholders of Medley Capital Corporation and Sierra Income Corporation to Vote AGAINST the Proposed Merger, Suggests Alternative

New York, NY, March 6, 2019. On Friday, March 1, 2019 Marathon Asset Management L.P. (“Marathon”) submitted a letter to the Special Committee of the board of directors (the “MCC Board”) of Medley Capital Corporation (“MCC”) and on Monday, March 4, 2019 Marathon submitted a letter to the Special Committee of the board of directors (the “SIC Board”) of Sierra Income Corporation (“SIC”) in each of which it opposes the proposal to merge MCC with and into SIC, with SIC as the surviving entity (the “Surviving Company”) and the subsequent acquisition of Medley Management Inc. (“MDLY”) under the Surviving Company (the “Merger Transactions”).

Marathon encourages stockholders of MCC and SIC to vote AGAINST the Merger Transactions on or before their respective special meetings of stockholders on March 8, 2019 (the “Special Meetings”).

In its letters to the MCC Board and SIC Board, Marathon expressed its belief that the proposed Merger Transactions, as described in the N-14 filed by SIC on behalf of SIC and MCC, among others, with the United States Securities and Exchange Commission (the “SEC”) on December 20, 2018 (the “N-14”), are not in the best interest of the shareholders of MCC and SIC for, among others, the following reasons:

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Entrenchment of Consistently Underperforming Management. MDLY has a track record of delivering among the worst performance among asset managers in the BDC sector despite having among the highest management fees, according to the January 16, 2019 1Q19 BDC Scorecard published by Wells Fargo Securities, LLC. The proposed Merger Transactions would “internalize” the investment management function of both MCC and SIC. We do not believe that this “internalization” would be beneficial to shareholders, as it also internalizes all of the costs and risks of providing investment management services, which risks encompass nearly 30 pages in the N-14 filed by SIC and MCC. Such internalization would have the additional drawback of transforming a purely contractual relationship, which is today terminable on 60 days’ advance written notice, into a parent-subsidiary relationship under which it would be quite difficult to make a change in investment managers in the event of continued underperformance.

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MDLY Insiders Slated to Receive a $100 Million Cash Payday. MDLY insiders apparently would receive just over $101 million as a result of the Merger Transactions. The 5,693,814 shares of MDLY Class A Common Stock outstanding plus the additional 24,839,302 Medley LLC Units to be issued immediately preceding the merger of MCC into SIC, each as disclosed in the calculation of the MDLY purchase price on page 355 of the N-14, would result in a total of 30,533,115 shares of MDLY Class A Common Stock eligible to receive $4.09 per share in cash from the Surviving Company. The diagram of MDLY’s organizational structure on page 580 of the N-14 makes it clear that 81.4% of MDLY Class A Common Stock, as converted, would be held by MDLY insiders. The math is simple: 30,533,115 x $4.09 x .814 = $101,652,678.

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MCC shareholders Gain No Advantage in Management Fees and Incentive Fees are Higher. With the removal of the step down in management fees to which MDLY agreed in its letter to MCC dated February 8, 2016 and the increase in incentive fees to 20%, MCC shareholders would save only minimal, if any, management fees and might in fact be worse off than under the status quo.

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Actual Increase in Management Expenses for SIC shareholders. In contrast, it is quite clear from the public filings, including the N-14, that shareholders of SIC would see an actual increase in management fees. While we do not believe it is reasonable to think that the retail shareholder base of SIC has understood, or even gotten through, all 721 pages of the N-14, it is actually disclosed in the N-14 that shareholders will see an increase in management fees—the estimated total annual expenses of SIC, as a percentage of NAV, is projected to be 10.59% instead of the current 8.52% of a shareholder’s investment. This expense comparison does not take into account the operating expenses of MDLY, which will not be consolidated into the Surviving Company’s financial statements (but which will indirectly be borne by the Surviving Company as MDLY’s parent).

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MCC Shareholders’ Equity Likely to Immediately Decline in Value. The shareholders of MCC are contemplated to receive shares of the Surviving Company at net asset value (“NAV”). SIC’s financial advisor, Broadhaven Capital Partners, presented the case that, based on various metrics for publicly traded Business Development Companies, including return on equity, non-accrual assets as a percentage of investment portfolio, dividend yield, price/book value, and price/earnings, they believed that the SIC stock, if listed on a standalone basis, would likely trade at a significant discount to NAV. It is therefore most likely that these new shares would lead to a further decline in value for the shareholders of MCC, adding to the losses to date.

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Baseless Hopes for Higher Valuation. Hopes of higher valuation of the Surviving Company with an internalized manager are not substantiated by any facts. The N-14 identifies certain companies with internal managers in an attempt to demonstrate the benefits of internalization. Unfortunately, two of those companies have since elected to adopt an externally managed model. Further, the N-14 implies a causal relationship between “internalization” and higher valuation, when it seems clear that any such correlation is coincidental at best, and that the real driver of higher valuations is performance and highly regarded management teams. Despite revenues dropping nearly 25% in the last three years, the projections in the N-14 call for revenue to nearly double at MDLY in the next three years. One need only look at MDLY’s projected increase of $300 million in assets under management for 2018, and compare it with the actual decrease in assets under management for that period, in order to scope the potential outcome of the “doubled revenue” projection.

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Merger Transactions Cannot Reasonably be Expected to be Accretive to SIC’s Net Investment Income, Return on Equity, or NAV. The information presented in the N-14 does not explain or support the “expectation” that the Merger Transactions will be accretive to SIC’s net investment income, return on equity, and NAV, one of the reasons listed in support of the Merger Transactions. In the absence of any support for this expectation, we are left to assume that the hopes for higher valuation of MDLY are the drivers of this “expected” increase.

These conclusions about the Merger Transactions are consistent with the publicized concerns of significant MCC shareholders and the recommendations of both Institutional Shareholder Services and Glass Lewis, two leading independent proxy advisory firms, that shareholders vote AGAINST the Merger Transactions.

The Marathon Proposal

In its letters, Marathon proposed to each of the Special Committees of the MCC Board and the SIC Board an alternative transaction (the “Marathon Proposal”). Marathon suggests maintaining each of MCC and SIC as an independent company, and terminating the investment advisory relationships between MCC and SIC on the one hand, and the MDLY subsidiaries currently serving as investment managers of MCC and SIC on the other hand. Marathon instead suggests that MCC and SIC enter into new investment management contracts with Marathon (the “Marathon Contracts”). Such a transaction would deliver superior value to the shareholders of MCC and SIC compared to both the Merger Transactions and the status quo:

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No Dilution of Shareholders. The Marathon Proposal avoids the above-described dilutive effect of the contemplated Merger Transactions on the shareholders of MCC and SIC, because each entity would retain its independence and would not be saddled with the complex “internalization” structure proposed as part of the Merger Transactions. MCC and SIC shareholders would wind up owning the same number of shares, in the same entity in which they initially invested, with the same investment objective and limitations, but with an investment manager that has a proven track record of success in managing portfolios in this asset class.

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Execution Certainty. The Marathon Proposal provides the shareholders of MCC and SIC with a higher level of execution certainty not only because it does not require the same extraordinary exemptive relief from the SEC as the Merger Transactions but also because it is less likely to cause time-consuming and costly shareholder litigation than the Merger Transactions, which have been vociferously opposed by significant shareholders of MCC and by the most influential proxy advisory firms.

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Significantly Lower Fees and Expense Reimbursements. Marathon would charge significantly lower fees and apply significantly lower levels of expense reimbursement than MDLY. Marathon proposes to charge each of MCC and SIC a management fee in an amount corresponding to 1.25% of, as applicable, MCC’s or SIC’s assets under management (“AUM”) and a reimbursement of fees and expenses in an amount of approximately 0.65% of AUM, instead of the 1.75% management fee charged on the first $1 billion of AUM and comparable expenses of 1.37% charged to MCC, and the

1.75% of AUM and comparable expenses of 0.82% charged to SIC according to the N-14. In addition, Marathon would set the incentive fees at 17.5% rather than the 20% resulting from the Merger Transactions.

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Immediate Cash Benefit to MCC Shareholders. Further, in respect of MCC, Marathon would purchase 3% of the outstanding shares of common stock of MCC at the underlying NAV calculated as of March 31, 2019, the proceeds of which would be intended to be distributed to the existing shareholders of MCC as a special dividend. In respect of SIC, once the current annual report of SIC is available in the next several days, Marathon is prepared to discuss the structure and funding of a special dividend and discuss an appropriate investment in SIC and the terms and conditions that might attend that investment.

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Flexibility. The Marathon Contracts would be terminable by the Board and the shareholders of MCC and SIC under termination provisions that would be similar to the termination provisions currently in place under the management agreement between MDLY and MCC and between MDLY and SIC, and as required by applicable law and regulation. The shareholders of MCC and SIC would not face an entrenched management, as they would upon completion of the Merger Transactions.

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Superior Management. Marathon is a global credit manager with approximately $15.5 billion of capital under management as of October 31, 2018 and is registered as an investment adviser with the SEC. It has the skills, experience, reputation, personnel and expertise to manage the assets of MCC, much as it has successfully managed portfolios of similar composition for many years. In its letter, Marathon requests the opportunity to present its detailed credentials to the Board.

In its letters to the Special Committees, Marathon emphasized its willingness to work diligently and in good faith with the Special Committees and/or Boards and to consider any other terms that the Boards may determine are necessary or advisable in order to proceed with the Marathon Proposal. Marathon believes that an investment advisory relationship between MCC and Marathon and between SIC and Marathon can be finalized quickly.

For these reasons, Marathon encourages stockholders of MCC and SIC to vote AGAINST the Merger Transactions on or before the Special Meetings.

About Marathon

Marathon Asset Management L.P., formed in 1998 by Bruce Richards (Chairman & Chief Executive Officer) and Louis Hanover (Chief Investment Officer), seeks attractive absolute returns through investments in the global credit markets and real estate related markets with a long-term goal of building a world-class asset management platform. Marathon’s core competency is opportunistic investing in the global corporate, emerging market and structured credit markets based on fundamental bottom-up research across distinct investment funds, managed vehicles, and separate accounts. Marathon’s private credit business includes direct lending, asset-based lending, including healthcare and aircraft leasing along with real estate lending. Marathon’s team has significant experience investing in credit dislocations through multiple cycles. Marathon’s team is fully integrated to capitalize on credit opportunities globally. Marathon possesses a unique broad-based skill-set and proprietary platform to research, analyze and act upon complex capital structures and situations.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Marathon, together with the other participants named below, intends to file a proxy statement with the SEC to solicit stockholders of MCC and SIC to call a special meeting for the purpose of considering the Marathon Proposal.

MARATHON STRONGLY ADVISES ALL STOCKHOLDERS OF THE MCC AND SIC TO READ THE RELEVANT PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENTS WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Marathon Asset Management GP, L.L.C., the general partner of Marathon (the “Marathon GP”), and Bruce Richards and Louis Hanover, who are the managing members of Marathon GP (collectively, the “Participants”). The Participants have an interest in the matters to be acted on at the Special Meetings as Marathon has stated its desire to step in as the external investment manager of the MCC and SIC if the Merger Transactions are not approved by the stockholders at the Special Meeting. None of the Participants hold direct or indirect interests in securities of MCC and SIC.

Marathon is not asking stockholders for their proxy cards and cannot accept proxy cards if sent. Stockholders SHOULD NOT send Marathon their proxy cards.

Media Contact

Ryan FitzGibbon,

Vice President,

Prosek Partners

646.818.9234

rfitzgibbon@prosek.com